                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                             --------------------

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                         (Amendment No.             )1

                             Kennedy-Wilson, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   489399204
--------------------------------------------------------------------------------
                                (CUSIP Number)

                                April 26, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



            Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [_]   Rule 13d-1(b)
            [X]   Rule 13d-1(c)
            [_]   Rule 13d-1(d)




---------------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

===============================================================================

  CUSIP NO.  489399204                13G
           -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Edward L. Cahill

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          0
     NUMBER OF     -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             750,000
       EACH        -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
      PERSON         7
       WITH               0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          750,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          750,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                          9.97%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

                          IN
------------------------------------------------------------------------------

===============================================================================

  CUSIP NO.  489399204                13G
           -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      David L. Warnock

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          0
     NUMBER OF     -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             750,000
       EACH        -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
      PERSON         7
       WITH               0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          750,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          750,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                          9.97%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

                          IN
------------------------------------------------------------------------------

===============================================================================

  CUSIP NO.  489399204                13G
           -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Cahill, Warnock Strategic Partners, L.P.
      IRSN: 52-1970604
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          0
     NUMBER OF     -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             750,000
       EACH        -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
      PERSON         7
       WITH               0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          750,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          750,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                          9.97%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

                          PN
------------------------------------------------------------------------------

===============================================================================

  CUSIP NO.  489399204                13G
           -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Cahill, Warnock Strategic Partners Fund, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          0
     NUMBER OF     -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             750,000
       EACH        -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
      PERSON         7
       WITH               0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          750,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          750,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                          9.97%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

                          PN
------------------------------------------------------------------------------

===============================================================================

  CUSIP NO.  489399204                13G
           -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Cahill, Warnock & Company, LLC
      IRSN: 52-1931617
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Maryland Limited Liability Company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          0
     NUMBER OF     -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             750,000
       EACH        -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
      PERSON         7
       WITH               0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          750,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          750,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                          9.97%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

                          OO
------------------------------------------------------------------------------

===============================================================================

  CUSIP NO.  489399204                13G
           -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Strategic Associates, L.P.
      IRSN: 52-1991689
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          0
     NUMBER OF     -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             750,000
       EACH        -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
      PERSON         7
       WITH               0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          750,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          750,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                          9.97%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

                          PN
------------------------------------------------------------------------------

Item 1(a).  Name of Issuer: Kennedy-Wilson, Inc. (the "Issuer").
            --------------

Item 1(b).  Address of Issuer's Principal Executive Offices: 9601 Wilshire
            -----------------------------------------------
            Blvd., Suite 220, Beverly Hills, CA 90210.

Item 2(a).  Names of Persons Filing: Cahill, Warnock Strategic Partners
            -----------------------
            Fund, L.P. ("Strategic Partners Fund"); Cahill, Warnock Strategic Partners, L.P. ("Strategic Partners"); Strategic Associates, L.P. ("Strategic Associates"); Cahill, Warnock & Company, LLC ("Cahill, Warnock & Co."); Edward L. Cahill ("Cahill"); David L. Warnock ("Warnock"). Strategic Partners Fund, Strategic Partners, Strategic Associates, Cahill, Warnock & Co., Cahill, and Warnock are sometimes referred to collectively herein as the "Reporting Persons."

Item 2(b).  Address of Principal Business Office:  The principal business
            ------------------------------------
            address of Strategic Partners Fund, Strategic Partners, Strategic Associates and Cahill, Warnock & Co. is 1 South Street, Suite 2150, Baltimore, MD 21202. The business address of Cahill and Warnock is 1 South Street, Suite 2150, Baltimore, MD 21202.

Item 2(c).  Citizenship:  Strategic Partners Fund, Strategic Partners and
            -----------
            Strategic Associates are limited partners organized under the laws of the State of Delaware. Cahill, Warnock & Co. is a limited liability company organized under the laws of the State of Maryland. Cahill and Warnock are US citizens.

Item 2(d).  Title of Class of Securities:  Common Stock, $.01 par value per
            ----------------------------
            share (the "Common Stock").

Item 2(e).  CUSIP Number:  489399204.
            ------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

              (a) [  ]  Broker or Dealer registered under Section 15 of the
                        Securities Exchange Act of 1934 (the "Act");

              (b) [  ]  Bank as defined in Section 3(a)(6) of the Act;

              (c) [  ]  Insurance Company as defined in Section 3(a)(19) of the
                        Act;

              (d) [  ]  Investment Company registered under Section 8 of the
                        Investment Company Act of 1940;

              (e) [  ]  Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940;

              (f) [  ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act;

              (g) [  ]  Parent Holding Company, in accordance with Rule 13d-
                        1(b)(ii)(G) of the Act;

              (h) [  ]  A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

              (i) [  ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

              (j) [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the
                        Act.

              If this statement is filed pursuant to Rule 13d-1(c), check this
              box.                                                         [X]

Item 4.     Ownership:
            ---------

              (a) Amount Beneficially Owned: Strategic Partners Fund may be
                  -------------------------
                  deemed to own beneficially 710,600 shares of Common Stock of the Issuer (the "Fund Shares") issuable upon the conversion of a subordinated debenture in the principal amount of $7,106,00.00. Strategic Associates may be deemed to own beneficially 39,400 shares of Common Stock of the Issuer (the "Associates Shares") issuable upon the conversion of a subordinated debenture in the principal amount of $394,000.00. The Fund Shares and the Associates Shares are sometimes referred to herein collectively as the "Kennedy-Wilson Shares." Because of their relationship as affiliated entities, both Strategic Partners Fund and Strategic Associates may be deemed to own beneficially the Kennedy-Wilson Shares. As general partners of Strategic Partners Fund and Strategic Associates, respectively, Strategic Partners and Cahill, Warnock & Co. may be deemed to own beneficially the Kennedy-Wilson Shares. As the individual general partners of Strategic Partners and as the individual members of Cahill, Warnock & Co., both Cahill and Warnock may be deemed to own beneficially the Kennedy-Wilson Shares.

                  Strategic Partners Fund disclaims beneficial ownership of the Associates Shares. Strategic Associates disclaims beneficial ownership of the Fund Shares. Strategic Partners, Cahill, Warnock & Co., Cahill, and Warnock each disclaim beneficial ownership of the Kennedy-Wilson Shares, except with respect to their pecuniary interest therein, if any.

             (b)  Percent of Class: Each of the Reporting Persons may be deemed
                  ----------------
                  to own beneficially 9.97% of the Issuer's Common Stock. The foregoing percentage is calculated based upon (i) 6,770,276 shares of Common Stock reported to be outstanding as of April 21, 1999 in the Issuer's Amendment No. 1 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 22, 1999 and (ii) 750,000 shares of the Issuer's Common Stock issuable upon the conversion of subordinated debentures held by Strategic Partners Fund and Strategic Associates in the aggregate principal amount of $7,500,000.00.

             (c)  Number of Shares as to Which Such Person Has:
                  --------------------------------------------

                  (i) Sole power to vote or to direct the vote: 0 shares for each Reporting Person.

                  (ii) Shared power to vote or to direct the vote: 750,000 shares for each Reporting Person.

                  (iii)  Sole power to dispose or to direct the disposition of:
                  0 shares for each Reporting Person.

                  (iv)  Shared power to dispose or to direct the disposition of:
                  750,000 shares for each Reporting Person.


Item 5.     Ownership of Five Percent or Less of a Class:
            --------------------------------------------

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:
            ---------------------------------------------------------------

            Not Applicable.

Item 7.     Identification and Classification of the Subsidiary Which Acquired
            ------------------------------------------------------------------
            the Security Being Reported on By the Parent Holding Company:
            ------------------------------------------------------------

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group:
            ---------------------------------------------------------

            Not Applicable.

Item 9.     Notice of Dissolution of Group:
            ------------------------------

            Not Applicable.

Item 10.    Certification:
            -------------

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

Signature

          After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  May 4, 1999

                             /s/ Edward L. Cahill
                             --------------------
                             Edward L. Cahill

                             /s/ David L. Warnock
                             --------------------
                             David L. Warnock

                             CAHILL, WARNOCK STRATEGIC PARTNERS
                             FUND, L.P.

                             By: Cahill, Warnock Strategic Partners,
                                 Fund, L.P.

                                 By: /s/ Edward L. Cahill
                                     --------------------
                                     Edward L. Cahill, General Partner

                                 By: /s/ David L. Warnock
                                     --------------------
                                     David L. Warnock, General Partner


                             CAHILL, WARNOCK STRATEGIC PARTNERS, L.P.

                                 By: /s/ Edward L. Cahill
                                     --------------------
                                     Edward L. Cahill, General Partner

                                 By: /s/ David L. Warnock
                                     --------------------
                                     David L. Warnock, General Partner


                             STRATEGIC ASSOCIATES, L.P.

                             By: Cahill, Warnock & Company, LLC, its sole
                                 General Partner

                                     By: /s/ Edward L. Cahill
                                         --------------------
                                         Edward L. Cahill, General Partner

                                     By: /s/ David L. Warnock
                                         --------------------
                                         David L. Warnock, General Partner

                             CAHILL, WARNOCK & COMPANY, LLC

                             By: /s/ Edward L. Cahill
                                 --------------------
                                 Edward L. Cahill, General Partner

                             By: /s/ David L. Warnock
                                 --------------------
                                 David L. Warnock, General Partner



                                                                       Exhibit 1
                                                                       ---------

                                   AGREEMENT
                                   ---------

          Pursuant to Rule 13d-1 (k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Kennedy-Wilson, Inc.

          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  May 4, 1999

                             /s/ Edward L. Cahill
                             --------------------
                             Edward L. Cahill

                             /s/ David L. Warnock
                             --------------------
                             David L. Warnock

                             CAHILL, WARNOCK STRATEGIC PARTNERS
                             FUND, L.P.

                             By: Cahill, Warnock Strategic Partners,
                                 Fund, L.P.

                                 By: /s/ Edward L. Cahill
                                     --------------------
                                     Edward L. Cahill, General Partner

                                 By: /s/ David L. Warnock
                                     --------------------
                                     David L. Warnock, General Partner


                             CAHILL, WARNOCK STRATEGIC PARTNERS, L.P.

                             By: /s/ Edward L. Cahill
                                 --------------------
                                 Edward L. Cahill, General Partner

                             By: /s/ David L. Warnock
                                 --------------------
                                 David L. Warnock, General Partner

                             STRATEGIC ASSOCIATES, L.P.

                             By: Cahill, Warnock & Company, LLC, its sole
                                 General Partner

                                     By: /s Edward L. Cahill
                                         -------------------
                                         Edward L. Cahill, General Partner

                                     By: /s/ David L. Warnock
                                         --------------------
                                         David L. Warnock, General Partner


                             CAHILL, WARNOCK & COMPANY, LLC

                                 By: /s/ Edward L. Cahill
                                     --------------------
                                     Edward L. Cahill, General Partner

                                 By: /s/ David L. Warnock
                                     --------------------
                                     David L. Warnock, General Partner